Exhibit 99.1

       Rock-Tenn Company Announces Appointment of New Director

    NORCROSS, Ga.--(BUSINESS WIRE)--Nov. 6, 2007--Rock-Tenn Company (NYSE: RKT) announced today that on November 2, 2007, the board of directors of the Company appointed Bettina M. Whyte as a director of the Company to hold office until the annual meeting of shareholders of the Company in 2009, or until her successor is qualified and elected. Ms. Whyte's appointment fills an existing vacancy on the Company's board of directors.

    Ms. Whyte, 58, was Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 16, 2007; Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006; Partner and National Director of Business Turnaround Services, Pricewaterhouse LLP from 1990 until 1997; Partner, Peterson & Co. Consulting, from 1988 until 1990; President, KRW Associates from 1982 until 1988; Vice President and Manager of Houston Regional Office, Continental Bank of Chicago from 1975 until 1982; Loan Officer, Harris Trust from 1971 until 1975; and is currently a director of AGL Resources Inc., an energy company, and Amerisure Insurance, a mutual insurance company. Ms. Whyte serves on the audit committee and the compensation committee of the board of directors of AGL Resources Inc. and the audit committee and the investment and acquisition committee of the board of directors of Amerisure Insurance.

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "We are extremely pleased that Bettina has joined our board of directors. Her extensive financial and operational experience will further strengthen the breadth of talent and experience that we have on our board."

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Chile and Argentina. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.


    CONTACT: Rock-Tenn Company
             Investor Relations Department
             678-291-7900